Exhibit 11.1

Consent of Independent Auditor

We have issued our report dated March 24, 2022, with respect to the consolidated financial statements of Community Heritage Financial, Inc. and its subsidiaries (the “Company”) as of and for the years ended December 31, 2021 and 2020 contained in the Company’s Offering Statement on Form 1-A. We consent to the use of the aforementioned report in the Offering Statement on Form 1-A and to the use of our name as it appears under the caption “Independent Auditors.”

/s/ Yount, Hyde & Barbour, P.C.

Roanoke, Virginia
May 9, 2022